EXHIBIT A

                                    FORM OF
                         INVESTMENT ADVISORY AGREEMENT


      INVESTMENT ADVISORY AGREEMENT, dated ___________, 1998, by and between CIM High Yield Securities, a Massachusetts business trust (the "Fund"), and Chancellor LGT Asset Management, Inc.
(the "Adviser or Chancellor LGT").

                                  WITNESSETH:

      WHEREAS, the Fund is engaged in business as a closed-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

      WHEREAS, the Fund's current investment advisory agreement dated October 31, 1996 with Chancellor LGT will terminate upon the completion of the acquisition of the Asset Management Division of the Liechtenstein Global Trust, including its subsidiary Chancellor LGT, by Amvescap, PLC (the "Transaction"); and

      WHEREAS, the Fund wishes to engage the Adviser to provide certain investment advisory services for the Fund, and the Adviser is willing to provide such investment advisory services for the Fund on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

      1. Duties of the Adviser. The Adviser shall provide the Fund with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of its investment assets. Chancellor LGT shall act as the Adviser for the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of the Fund's Declaration of Trust, dated September 11, 1987, and By-laws, as each may be amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the 1940 Act, and to the Fund's investment objective and policies and restrictions as described in the Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission ("SEC"), as such investment objective and policies and restrictions may be modified from time to time by the Trustees or the shareholders. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Board of Trustees of the Fund at any time, however, make any definite determination as to investment policy applicable to the Fund and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

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The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Fund to give account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Fund, in its best judgment, prompt execution in an effective manner at the most favorable price, except that the Adviser may cause the Fund to pay a broker-dealer which provides brokerage and research services to the Adviser an amount of commission for effecting a securities transaction for the Fund in excess of the amount other broker-dealers would have charged for the transaction if the Adviser determines in good faith that the greater commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker-dealer viewed in terms of either a particular transaction or the Adviser's overall responsibilities to the Fund or to its other clients.

      2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section I above. It is understood that the Fund will pay from its own assets all of its own expenses allocable to it including, without limitation, compensation of Trustees not "affiliated" with the Adviser or with First Data Investor Services Group, Inc., the Fund's administrator (the "Administrator"): fees of the Adviser and the Administrator: governmental fees; interest charges; taxes; fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Fund: expenses of repurchasing shares; expenses of preparing, printing and mailing share certificates, shareholder reports, notices, proxy statements and reports to governmental officers and commissions; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the Fund's custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Fund's shares; expenses of shareholder meetings; expenses in connection with any dividend reinvestment plan; SEC and state blue sky registration fees; American Stock Exchange listing fees; and fees payable to the National Association of Securities Dealers, Inc. in connection with the public offering of the Fund's shares.

      3. Compensation of the Adviser. For the services to be rendered, the Fund shall pay to the Adviser from the assets of the Fund an investment advisory fee computed and paid monthly in an amount equal of 0.50% per annum of the Fund's average weekly net asset value. For purposes of determining the monthly fee, average weekly net asset value is the average of the determinations of net asset value for each week the last business day of which occurs during such month. If Chancellor LGT serves as Adviser for less than the whole of any period specified in this Section 3, the compensation to Chancellor LGT, as Adviser, shall be prorated.

      4. Covenants of the Adviser. The Adviser agrees that it will deal with itself, or with the Trustees of the Fund or with the Fund's principal underwriters or distributor, as principals in making purchases or sales of securities or other property for the account of the Fund, only as permitted by the 1940 Act or any exemptive order issued by the SEC thereunder. The Adviser agrees that it will not take a long or short position in shares of the Fund except as permitted by the Declaration, and it will comply with all other provisions of the Declaration and By-Laws and the then-current policies applicable to the Fund relative to the Adviser and its directors and officers. The Adviser will comply with any federal or state securities law applicable to it by virtue of its acting as Adviser hereunder.

      5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of portfolio transactions for the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Adviser" shall include directors, officers and employees of the Adviser as well as the association itself.

      6. Activities of the Adviser. The services of the Adviser to the Fund are not to be deemed to be exclusive, Chancellor LGT being free to render investment advisory and/or other services to others. The Adviser may permit other investment company clients to use in their names the same initials used in the Fund's name. The Fund agrees that if the Adviser shall for any reason no longer serve as the Adviser to the Fund, the Fund will change its name so as to delete the initials "CIM" or any reference to Chancellor LGT. It is understood that Trustees, officers, and shareholders of the Fund are or may be or may become "interested persons" of the Adviser are or may become "interested persons" of the Fund and that the Adviser may be or may become an "interested person" of the Fund as a shareholder or otherwise.

      7. Duration, Termination and Amendments of This Agreement. This Agreement shall become effective on the closing date of the Transaction. This Agreement shall govern the relations between the parties hereto and shall remain in force for two years from the date of its effectiveness, and thereafter it will terminate unless its continuance is "specifically approved at least annually"
(a) by the vote of a majority of the Trustees of the Fund who are not "interested persons" of the Fund or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Fund or by "vote of a majority of the outstanding voting securities" of the Fund.

      This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by the "vote of a majority of the outstanding voting securities" of the Fund, or by the Adviser, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

      This Agreement may be amended only if such amendment is approved by the "vote of a majority of the outstanding voting securities" of the Fund.

      This Agreement is made by the Trustees not individually, but as such Trustees, and the obligations of the Trust under this Agreement are not binding upon any trustee, shareholder, officer or agent of the Trust individually, but bind only the Trust estate.

      The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

      To the extent not governed by applicable federal law, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.



                               CIM HIGH YIELD SECURITIES


                               By:____________________________________
                               Title: Chairman of the Board of Trustees


                               CHANCELLOR LGT ASSET
                               MANAGEMENT, INC.


                               By:____________________________________
                               Title: